EXHIBIT 23.1
                         Consent of Independent Auditor


CONSENT OF INDEPENDENT AUDITOR

Shelley International CPA
Certified Public Accountant

The Board of Directors
Sew Cal Logo, Inc.

Gentlemen:

This letter will authorize you to include the Audit of your company dated November 1, 2004 in the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission.


Yours Truly,


/s/ Shelley International CPA
    November 9, 2004